As filed with the Securities and Exchange Commission on July 2, 2004
Registration No. 333 -

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TERAFORCE TECHNOLOGY CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	76-0471342 (I.R.S. Employer Identification Number)

TERAFORCE TECHNOLOGY CORPORATION AMENDED AND RESTATED STOCK INCENTIVE PLAN (1)
TERAFORCE TECHNOLOGY CORPORATION 1986 EMPLOYEE STOCK OPTION PLAN (2)
TERAFORCE TECHNOLOGY CORPORATION DIRECTORS’ STOCK PLAN (3)
(Full title of the plans)
1240 East Campbell Road
Richardson, Texas 75081
(469) 330-4960
(Address, including zip code, and
telephone number, including area code,
of Registrant’s principal
executive offices)

ROBERT P. CAPPS
Executive Vice President
TeraForce Technology Corporation
1240 East Campbell Road
Richardson, Texas 75081
Telephone: (469) 330-4960
Fax: (469) 330-4972
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

with a copy to:
WILLIAM L. BOEING
Haynes and Boone, LLP
2505 N. Plano Road, Suite 4000
Richardson, Texas 75082
Telephone: (972) 680-7550
Fax: (972) 680-7551

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount to	Maximum	Maximum	Amount of
Title of Securities	be Registered	Offering Price	Aggregate	Registration
to be Registered	(1)(2)(3)	Per Share (4)	Offering Price	Fee (5)
Common Stock, $.01 par value(6)	17,286,000	$0.176	$3,042,336	$385.47

(1)	The 17,286,000 shares registered hereby and issuable under the Company’s Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”), represent additional shares of Common Stock issuable under the Stock Incentive Plan pursuant to stockholder approval on May 19, 2004 of an amendment to the Stock Incentive Plan increasing the number of shares available for issuance under the Stock Incentive Plan from 9,500,000 to the greater of (i) 21,000,000 and (ii) a number of shares equal to 12% of the number of Fully Diluted Shares (as defined in the Stock Incentive Plan) outstanding from time to time, subject to adjustment and substitution as set forth in Section 8 of the Stock Incentive Plan. Accordingly, we are registering an additional 17,286,000 shares issuable under the Stock Incentive Plan, such number being equal to 26,786,000 shares (which is the approximate maximum number of shares that can be available under the Stock Incentive Plan based on the 250,000,000 shares of common stock authorized for issuance under the Company’s Amended and Restated Certificate of Incorporation, as amended), less 9,500,000 shares previously registered, as described in this footnote. Only the 17,286,000 newly authorized shares under the Stock Incentive Plan are being registered hereunder. This Registration Statement (and any prospectus relating to this Registration Statement) also relates to earlier registration statements filed for issuance of shares of Common Stock issuable under the Stock Incentive Plan as follows: 3,000,000 shares were registered on the Company’s registration statement on Form S-8, filed on April 4, 1996 (Commission File Number 333-3246); 1,000,000 shares were registered on the Company’s registration statement Form S-8, as amended by the Post-Effective Amendment No. 1 filed on January 2, 1998 (Commission File Number 333-3246); 1,000,000 shares were registered on the Company’s registration statement on Form S-8 filed on August 13, 1998 (Commission File No. 333-61333); 1,000,000 shares were registered on the Company’s registration statement on Form S-8 filed on August 30, 1999 (Commission File No. 333-86097); and 3,500,000 shares were registered on the Company’s registration statement on Form S-8, filed on July 25, 2001 (Commission File Number 333-65860).

(2)	This Registration Statement (and any prospectus relating to this Registration Statement) also relates to an earlier registration statement filed for issuances of shares of Common Stock issuable under the Company’s 1986 Employee Stock Option Plan. Approximately 40,000 shares remain issuable and were previously registered on the Company’s registration statement on Form S-8, originally filed on May 22, 1986 (Commission File No.33-5918), as amended by post effective amendments filed on December 5, 1989 and December 23, 1997 under the Company’s 1986 Employee Stock Option Plan.

(3)	This Registration Statement (and any prospectus relating to this Registration Statement) also relates to an earlier registration statement filed for issuances of shares of Common Stock under the Company’s Directors’ Stock Plan for non-employee directors. Approximately 536,000 shares were previously registered on the Company’s registration statement on Form S-8 filed on August 30, 1999 (Commission File No. 333-86099) under the Company’s Directors’ Stock Plan.

(4)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h) under the Securities Act of 1933 as amended (the “Securities Act”), the registration fee has been calculated based upon the average of the bid and asked prices of the Common Stock as reported on the OTC Bulletin Board on June 30, 2004.

(5)	Pursuant to Rules 429 and 457, under the Securities Act, any prospectus relating to the Registration Statement also relates to the earlier registration statements filed with the SEC referenced in Notes (1) through (3) above, for which an aggregate of 10,176,000 shares were registered and $ 9,226.41 in registration fees were paid, and for which 10,076,000 shares are being carried forward to this Registration Statement. The amount of fees being carried forward from such prior registration statements is $1,276.63.

(6)	In addition, pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers an indeterminate number of shares of Common Stock that may be issued to prevent dilution from stock splits, stock dividends or similar transactions.

INTRODUCTION

     On May 19, 2004, the stockholders of the Company approved at its annual meeting of stockholders a proposal to amend the Company’s Amended and Restated Stock Incentive Plan, as previously amended (the “Plan”), to, among other things, increase the number of shares available for issuance under the Plan from 9,500,000 to the greater of (i) 21,000,000 and (ii) a number of shares equal to 12% of the number of Fully Diluted Shares outstanding from time to time, subject to adjustment and substitution as set forth in Section 8 of the Plan. As of June 30, 2004 the Company had an aggregate of 180,300,083 fully diluted shares outstanding as calculated pursuant to the Plan. Twelve percent of this number equals 21,636,010 shares.

     Pursuant to Rule 429, the prospectus forming a part of this registration statement also relates to earlier registration statements filed for offering under the Company’s Amended and Restated Stock Incentive Plan (Commission File Nos. 333-3246, 333-61333, 333-86097 and 333-65860), the Company’s 1986 Stock Option Plan (Commission File No. 333-5918), and the Company’s Directors’ Stock Plan (Commission File No. 333-86099).

     The Stock Incentive Plan, the Company’s 1986 Employee Stock Option Plan, and the Company’s Directors’ Stock Plan shall herein collectively be referred to as the “Stock Plans”.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by the Company with the SEC are incorporated herein by reference:

1.	Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004;

2.	Current Reports on Form 8-K filed or furnished on March 18, 2004, May 4, 2004 and May 11, 2004; Amendment No. 1, filed June 14, 2004, to the Current Report on Form 8-K originally filed November 24, 2003;

3.	The Company’s Definitive Proxy Statement on Schedule 14A filed on April 2, 2004;

4.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed on May 11, 2004;

5.	All documents the Company subsequently files with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

     See Item 4 below for a description of the securities being registered. To the extent that prior filings listed in numbers 1-4 above conflict with this Registration Statement, those prior filings are modified by this Registration

Statement and included herein only as modified. To the extent that statements in this Registration Statement or in the prior filings listed in numbers 1-4 above conflict with statements in future filings referenced in number 5 above, this Registration Statement and the prior filings are modified by the future filings listed in number 5 above.

Item 4. Description of Securities.

     Our certificate of incorporation permits the issuance of up to 250,000,000 shares of common stock and 50,000,000 shares of preferred stock. As of June 30, 2004, there were 133,561,526 shares of our common stock and no shares of our preferred stock outstanding. The following description of our capital stock is intended to be a summary, and you should read it in conjunction with our amended and restated certificate of incorporation, as amended, filed with the SEC.

Common Stock

     Under our certificate of incorporation, we may issue 250,000,000 shares of common stock, par value $0.01 per share. All shares of our common stock have one vote per share. Holders of our common stock may receive dividends, when and as declared by the board of directors, if funds are legally available for the payment of dividends. Shares of our common stock have no preemptive, conversion, sinking fund, redemption or similar provisions. In the event of our liquidation, stockholders of our common stock participate on a pro rata basis in the distribution of any of our assets that are remaining after the payment of liabilities and any liquidation preference on outstanding shares of convertible preferred stock. All outstanding shares of our common stock are fully paid and nonassessable.

     Our common stock is traded on the OTC Bulletin Board operated by Nasdaq under the symbol “TERA.” Prior to June 19, 2001, our common stock was quoted on the Nasdaq SmallCap Market under the symbol “ICOM.” On June 19, 2001, Nasdaq delisted our common stock for failing to maintain a minimum bid price of $1.00. On January 30, 2001, we changed our trading symbol to “TERA” from “ICOM” to reflect our name change to TeraForce Technology Corporation from Intelect Communications, Inc.

     The high and low bid prices for our common stock for each full quarter of the last two fiscal years, as reported on the OTC Bulletin Board and Nasdaq, are as follows (these prices are inter-dealer prices, without mark-up, mark-downs or commission included and may not necessarily represent actual transactions):

Quarter period ended	High	Low
2004
March 31	0.370	0.220
June 30	0.260	0.155

2003
March 31	0.240	0.120
June 30	0.220	0.140
September 30	0.490	0.150
December 31	0.430	0.200

2002
March 31	0.180	0.100
June 30	0.330	0.110
September 30	0.230	0.100
December 31	0.240	0.105

     As of June 30, 2004, there were approximately 35,000 owners of record (including nominee holders such as banks and brokerage firms who hold shares for the benefit of beneficial owners) of our common stock.

Preferred Stock

     Our certificate of incorporation authorizes the issuance of up to 50,000,000 shares of preferred stock with a par value of $0.01 per share. No shares of our preferred stock were outstanding as of the date this Registration Statement was filed. We may issue the preferred stock in series, and the shares of each series shall have rights and preferences as designated by the resolution of our board of directors. In the designation of any series of preferred stock, our board of directors has authority, without further action by the holders of our common stock, to fix the number of shares constituting that series and to fix the dividends rights, dividend rate, conversion rights, terms of redemption and the liquidation preferences of that series of preferred stock. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control.

Warrants

     As of June 30, 2004, there were outstanding warrants to purchase an aggregate of 26,718,557 shares of common stock at prices ranging from $0.12 to $0.55. The warrants expire at various times on or before March 31, 2007.

Transfer agent and registrar

     The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

Item 5. Interests of Named Experts and Counsel.

Legal Matters

     The validity of the 17,286,000 additional shares of common stock registered hereby have been passed upon for us by our counsel, Haynes and Boone, LLP.

Experts

     Our consolidated financial statements incorporated in this Registration Statement by reference to our Annual Report on Form 10-K for the year ended December 31, 2003 have been incorporated in reliance on the report of Grant Thornton LLP, independent registered public accounting firm, given on the authority of Grant Thornton LLP as experts in accounting and auditing.

Item 6. Indemnification of Directors and Officers.

     Our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides that no director of the Company will be personally liable to the Company or any of its stockholders for monetary damages arising from the director’s breach of fiduciary duty as a director. However, this does not apply with respect to any action in which the director would be liable under Section 174 of the General Corporation Law of the State of Delaware (the “Delaware Code”) nor does it apply with respect to any liability in which the director (i) breached his duty of loyalty to the Company or its stockholders; (ii) did not act in good faith or, in failing to act, did not act in good faith; (iii) acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) derived an improper personal benefit.

     The Company’s Certificate of Incorporation provides that the Company shall indemnify its directors and officers and former directors and officers to the fullest extent permitted by the Delaware Code. Pursuant to the provisions of Section 145 of the Delaware Code, the Company has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee, or agent of the Company, against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Company and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of the Company as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

     The statute further specifically provides that the indemnification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or director may be entitled under any bylaws, agreements, vote of stockholders or disinterested directors, or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     Article XI of the Company’s Restated Bylaws provides that the Company shall indemnify each of its directors and officers, its former directors and officers and agents of the Company against expenses actually and reasonably incurred by him or her in connection with the defense of any action, suit or proceeding, civil or criminal, in which such person is made a party by reason of being or having been such director or officer, except in situations where he or she shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his or her duty to the Company. In the event of a criminal conviction (whether based on a plea of guilty or nolo contendere or its equivalent, or after trial), such conviction shall not be deemed an adjudication of liability for negligence or misconduct in the performance of duty to the Company if such director or officer acted in good faith in what he or she considered to be the best interest of the Company and without reasonable cause to believe that his or her actions were illegal. In absence of an adjudication which expressly absolves the director or officer of liability to the Company or its stockholders for negligence or misconduct, or in the event of a settlement, the right to indemnification of a director or officer shall be conditioned upon prior resolution adopted by two-thirds of the disinterested members of the Board or by independent counsel.

     Article XI of the Company’s Restated Bylaws also provides that the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of the Delaware Code. The Company maintains insurance on behalf of its directors and officers to protect them against such claims.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The exhibits listed below are filed as part of this registration statement. See the Index of Exhibits with the exhibits filed as part of this Registration Statement.

Exhibit	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation of the Company, filed as an exhibit to the Company’s Form 8-K filed on February 1, 2001 and incorporated herein by reference.
4.2*	Certificate of Amendment of the Company’s Amended and Restated Certificate of Incorporation.

Exhibit	Description of Exhibit
4.3	Amended and Restated By-laws of the Company, filed as an exhibit to the Company’s Annual Report on Form 10-K filed April 15, 2003 and incorporated herein by reference.
4.4	Amendment to By-laws of the Company, filed as an exhibit to the Company’s Annual Report on Form 10-K filed March 30, 2004 and incorporated herein by reference.
4.5	Amended and Restated Stock Incentive Plan, filed as an exhibit to the Company’s Annual Report on Form 10-K filed March 30, 2004 and incorporated herein by reference.
5.1*	Opinion of Haynes and Boone, LLP regarding validity of the shares registered.
23.1*	Consent of Grant Thornton LLP.
23.2*	Consent of Haynes and Boone, LLP (included in their opinion filed as Exhibit 5.1).
24.1*	Power of Attorney of officers and directors of TeraForce Technology Corporation (included on signature page hereto).

*	filed herewith

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          provided, however, that paragraphs (a)(1)(i) and (a) (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas, on July 2, 2004.

TERAFORCE TECHNOLOGY CORPORATION
By:	/s/ Herman M. Frietsch
Herman M. Frietsch
Chairman and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Herman M. Frietsch and Robert P. Capps and each of them his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission (the “SEC”), granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Herman M. Frietsch Herman M. Frietsch	Chief Executive Officer and Director (Principal Executive Officer)	July 2, 2004
/s/ Robert P. Capps Robert P. Capps	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 2, 2004
/s/ Anton von and zu Liechtenstein Anton von and zu Liechtenstein	Director	July 2, 2004
/s/ Robert E. Garrison II Robert E. Garrison II	Director	July 2, 2004
/s/ David H. Yedwab David H. Yedwab	Director	July 2, 2004

EXHIBIT INDEX

Exhibit	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation of the Company, filed as an exhibit to the Company’s Form 8-K filed on February 1, 2001 and incorporated herein by reference.
4.2*	Certificate of Amendment of the Company’s Amended and Restated Certificate of Incorporation.
4.3	Amended and Restated By-laws of the Company, filed as an exhibit to the Company’s Annual Report on Form 10-K filed April 15, 2003 and incorporated herein by reference.
4.4	Amendment to By-laws of the Company, filed as an exhibit to the Company’s Annual Report on Form 10-K filed March 30, 2004 and incorporated herein by reference.
4.5	Amended and Restated Stock Incentive Plan, filed as an exhibit to the Company’s Annual Report on Form 10-K filed March 30, 2004 and incorporated herein by reference.
5.1*	Opinion of Haynes and Boone, LLP regarding validity of the shares registered.
23.1*	Consent of Grant Thornton LLP.
23.2*	Consent of Haynes and Boone, LLP (included in their opinion filed as Exhibit 5.1).
24.1*	Power of Attorney of officers and directors of TeraForce Technology Corporation (included on signature page hereto).

*	filed herewith